UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2026

Atossa Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35610	26-4753208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1448 NW Market Street, Suite 500
Seattle, Washington		98107
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 588-0256

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.18 par value	ATOS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2026, Atossa Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with institutional investors, providing for the issuance and sale by the Company, in a registered direct offering (the “Offering”), of (i) 1,363,638 shares (the “Shares”) of the Company’s common stock, par value $0.18 (“Common Stock”) and (ii) Series A warrants to purchase up to 1,363,638 shares of Common Stock and short-term Series B warrants to purchase up to 1,363,638 shares of Common Stock (such warrants, collectively, the “Series Warrants”). Each Share is being offered and sold together with the Series Warrants at a combined offering price of $3.30 per Share. The Series Warrants are subject to certain ownership limitations and will have an exercise price of $4.40 per share, exercisable six months following the date of issuance. The Series A warrants will expire on the five one-half (5.5) year anniversary of the date of issuance. The short-term Series B warrants will expire on the two (2) year anniversary of the date of issuance.

The Offering is expected to close on June 12, 2026. The Company expects to receive net proceeds of approximately $4.1 million from the Offering, after deducting placement agent fees and estimated offering expenses payable by the Company.

The Offering was made pursuant to a prospectus supplement dated June 10, 2026, and a base prospectus dated May 23, 2024, which is part of a registration statement on Form S-3 (File No. 333-279367) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2024, and became effective on May 23, 2024. The Company does not plan to apply to list the Series Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

The Purchase Agreement contains customary representations and warranties of the Company, termination rights of the parties, and certain indemnification obligations and ongoing covenants of the Company.

Rodman & Renshaw LLC (the “Placement Agent”) acted as the exclusive placement agent for the Company in connection with the Offering. The potential additional gross proceeds to the Company from the Series Warrants, if fully exercised on a cash basis, will be approximately $12 million. No assurance can be given that any of the Series Warrants will be exercised, or that the Company will receive cash proceeds from the exercise of the Series Warrants. The Company currently intends to use the net proceeds from the offering for clinical development of its product candidates, working capital and general corporate purposes. As compensation in connection with the Offering, the Company agreed to issue to the Placement Agent or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of approximately 123,000 shares of Common Stock, at an exercise price equal to 125% of the offering price per Share (or $4.125 per share of Common Stock). The Placement Agent Warrants have substantially the same terms as the Series Warrants, except the Placement Agent Warrants are exercisable 60 days after the date of issuance and expire on June 12, 2031. The Company also agreed to pay the Placement Agent: (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the Offering and, upon cash exercise of the Warrants, 7.0% of the aggregate gross proceeds received upon cash exercise of the Warrants, (ii) up to $50,000 for the reimburse of certain expenses, and (iii) up to $15,950 for clearing and closing expenses.

The foregoing descriptions of the Series Warrants, the Placement Agent Warrants and the Purchase Agreement do not purport to be complete and are subject to, and are qualified in their entirety by, the full text of such documents, copies of which are attached as Exhibit 4.1, Exhibit 4.2, Exhibit 4.3 and Exhibit 10.1, respectively, to this Current Report on Form 8-K (this “Report”) and are incorporated herein by reference.

The legal opinion and consent of Gibson, Dunn & Crutcher LLP relating to the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 to this Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1 5.1 10.1 23.1	Form of Common Warrant Opinion of Gibson, Dunn & Crutcher LLP Form of Securities Purchase Agreement Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

104	Cover page Interactive Data File (embedded within the Inline XBRL document)

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atossa Therapeutics, Inc.

Date:	June 11, 2026	By:	/s/ Mark J. Daniel
Mark J. Daniel Chief Financial Officer (Principal Financial and Accounting Officer)